Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

December 19, 2013

Barclays Bank PLC,

1 Churchill Place,

London E14 5HP.

Ladies and Gentlemen:

We are acting as counsel to Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”).  The Company filed with the Securities and Exchange Commission, on July 19, 2013, a registration statement on Form F-3ASR (File No. 333-190038) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to, among other things, the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes.   The Notes are being issued under an indenture, dated as of September 16, 2004 (the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).

We have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the laws of England and Wales relevant to the foregoing opinion.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Notes have been duly authenticated by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Title of Notes	Date of Issue

$725,000 18.00% Exchangeable Notes due March 19, 2014 (Linked to the Common Stock of Cliffs Natural Resources Inc.)	December 19, 2013

$1,362,000 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Joy Global Inc. due June 19, 2015	December 19, 2013

$283,000 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Avago Technologies Limited due June 19, 2015	December 19, 2013

$7,445,840 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of General Motors Company due June 19, 2015	December 19, 2013

$2,700,000 Leveraged Contingent Buffer Enhanced Notes due January 2, 2015 Linked to the Performance of WTI Crude	December 19, 2013

$3,265,400 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Intel Corporation due December 19, 2018	December 19, 2013

$548,100 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Stanley Black & Decker, Inc. due December 19, 2018	December 19, 2013

$2,438,600 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Alcoa Inc. due December 19, 2018	December 19, 2013

A-1